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                                                                    EXHIBIT 99.1



[PRIMARK LOGO]                                                           NEWS
                                                                         RELEASE
PRIMARK CORPORATION
1000 Winter Street, Suite 4300N
Waltham, MA 02154-1248
http://www.primark.com

Contact:
          Jim Flanagan, Primark
          (781) 487-2131


                    PRIMARK COMPLETES THE SALE OF TASC, INC.
             COMPANY TO REPAY ALL BANK DEBT AND REDEEM SENIOR NOTES

WALTHAM, MA, April 1, 1998 -- Primark Corporation (NYSE/PSE: PMK) today announced that it has completed the previously announced sale of its TASC, Inc unit to Litton Industries, Inc. for a cash purchase price of $432 million, subject to post closing adjustments. Included in the sale is TASC's weather information subsidiary, WSI Corporation, and affiliated weather information companies headquartered in the United Kingdom. Primark's shareholders approved overwhelmingly the sale of TASC in a special meeting of shareholders on March 30, 1998.

"The sale of TASC allows us to focus on the development and integration of our financial, economic and market research information business," said Joseph E. Kasputys, Primark chairman and chief executive officer. However, we have entered into a three-year Information Technology Services Agreement to obtain continued technical support from TASC, which will help to keep our information products and operations at the leading edge of technology," Kasputys continued.

Part of the proceeds from this sale has been used to repay in full the $220 million outstanding bank term debt of Primark. In addition, Primark announced today that on May 8, 1998 it will redeem in full the company's $112 million, 8.75% Senior Notes due October 15, 2000. With a call premium of 4.375%, the total payment by the company will be $116.9 million. In related actions, the company has amended its revolving credit agreement to increase this bank facility from $75 million to $225 million. Upon redemption of the Senior Notes, the company will have no debt outstanding and the full $225 million of revolver capacity will be available for corporate purposes.

"The elimination of all our debt provides Primark with considerable financial capacity, along with the flexibility to pursue various corporate strategies for growth," said Kasputys. "As previously announced, we are actively evaluating strategic alternatives to increase shareholder value. We expect to have additional information to report by the end of this month," Kasputys concluded.

Primark Corporation (www.primark.com), headquartered in Waltham, Massachusetts, is a $400 million global information services company that collects, integrates and delivers financial, economic and market research information. Primark has customers in 61 countries and 80 offices in 21 countries, and serves financial, corporate and government decision-makers worldwide.


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